Exhibit 99.(d)(10)

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

By and among

Venerable Investment Advisers, LLC

and

Franklin Advisers, Inc.

and

ClearBridge Investments, LLC

NON-DISCRETIONARY SUB-MANAGEMENT AGREEMENT

Dated April 28, 2025, by and among Venerable Investment Advisers, LLC (“VIA”), Franklin Advisers, Inc. (“Sub-Adviser”), and ClearBridge Investments, LLC (“Non-Discretionary Sub-Adviser”).

WHEREAS, VIA acts as the manager of Venerable Variable Insurance Trust (the “Investment Company”) pursuant to the terms of an Investment Management Agreement with the Investment Company. VIA is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, Sub-Adviser acts as a sub-adviser of the Investment Company pursuant to the terms of Discretionary Sub-Management Agreement with the Investment Company and VIA. Sub-Adviser is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Act.

WHEREAS, Investment Company, a Delaware statutory trust, is registered as an open-end management investment company under the Act. The Investment Company is a “series” company that issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies. This Agreement relates only the series of the Investment Company listed in Exhibit A (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, VIA has overall responsibility for the management of each Fund and has engaged Sub-Adviser to provide the day-to-day management of the Funds’ portfolios pursuant to investment guidelines provided by VIA.

WHEREAS, VIA desires to appoint, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”), sub-advisers to create and provide a list of recommended investments and weightings to VIA and the Sub-Adviser on a non-discretionary basis to be utilized, in whole or in part, by VIA and the Sub-Adviser in managing all or a portion of each Fund’s investment portfolio.

WHEREAS, this Agreement replaces in its entirety the Non-Discretionary Money Manager Contract between Sub-Adviser and Non-Discretionary Sub-Adviser effective as of September 9, 2024 pursuant to which the Non-Discretionary Sub-Adviser was retained by Sub-Adviser to create and provide a list of recommended investments and weightings for use by Sub-Adviser in providing discretionary portfolio management services to each Fund.

WHEREAS, VIA, Sub-Adviser and the Non-Discretionary Sub-Adviser desire to enter into this Agreement, pursuant to which the Non-Discretionary Sub-Adviser will continue to serve as a non-discretionary sub-adviser to the Funds, and will create and provide a list of recommended investments and weightings in the form of investment model portfolios identified in Exhibit A hereto (each, a “Model Portfolio” and collectively, “Model Portfolios”) for VIA’s and the Sub-Adviser’s consideration and use in providing discretionary portfolio management services to each Fund. The Non-Discretionary Sub-Adviser is deemed to be an “investment adviser” to the Funds as defined in Section 2(a)(20) of the Act notwithstanding its non-discretionary status.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.	Appointment as a Non-Discretionary Sub-Adviser.

(a)	VIA, being duly authorized, hereby appoints and employs the Non-Discretionary Sub-Adviser as a non- discretionary investment adviser to the Funds, on the terms and conditions set forth herein, to provide Model Portfolios for VIA’s and the Sub-Adviser’s consideration and use in providing discretionary portfolio management services with respect to the assets of the Funds determined by VIA (those assets being referred to for the Funds individually and collectively as the “Advisory Account”). Such Model Portfolios will be designed and created in accordance with the Investment Guidelines (as defined in Section 5) for the Funds provided by VIA. The Non-Discretionary Sub-Adviser acknowledges and agrees that VIA maintains ultimate discretion over the Advisory Account and shall have sole discretion to determine whether to apply or utilize a Model Portfolio, in whole or in part, in providing discretionary portfolio management services to the Funds. The Non-Discretionary Sub-Adviser also acknowledges that VIA has given discretionary authority to Sub-Adviser to execute all portfolio trading for the Funds including for the Advisory Account.

(b)	Non-Discretionary Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by VIA, Sub-Adviser, or the Investment Company to the Non-Discretionary Sub-Adviser, have no authority to act for or be deemed an agent of VIA, Sub-Adviser, the Investment Company, or the Advisory Account in any way.

2.	Acceptance of Appointment. Non-Discretionary Sub-Adviser accepts the appointment as a non-discretionary investment adviser and agrees to provide Model Portfolios in accordance with the terms and conditions of this Agreement. In performing its obligations under this Agreement, the Non-Discretionary Sub-Adviser may not delegate performance of its non-discretionary investment advisory services to any other person or entity, including without limitation any one or more of its affiliates, without obtaining a prior written consent of VIA.

3.	Standard of Performance. The Non-Discretionary Sub-Adviser shall exercise all due diligence and vigilance in carrying out its functions, powers, and duties under this Agreement including the degree of care, diligence, and skill that a reasonably prudent non-discretionary manager would exercise under the circumstances.

4.	Services of Non-Discretionary Sub-Adviser.

(a)	Non-Discretionary Sub-Adviser is hereby employed to create and deliver Model Portfolios for VIA’s and the Sub-Adviser’s consideration and use in providing discretionary portfolio management services with respect to the Advisory Account. The Model Portfolios will be sent by the Non-Discretionary Sub-Adviser to VIA and the Sub-Adviser in accordance with mutually agreed upon procedures. Non-Discretionary Sub-Adviser is not authorized to, and shall not, place, or instruct placement of, orders for the execution of securities or other transactions for or on behalf of the Advisory Account and shall not be responsible in any way for monitoring or supervising the execution of trades in the Advisory Account. Other than Non-Discretionary Sub-Adviser’s responsibilities to make the non-binding recommendations contained in the Model Portfolios and to deliver the Model Portfolios, and to provide such other information, reports, or records expressly described in this Agreement, Non-Discretionary Sub-Adviser has no other authorities or responsibilities with respect to the Advisory Account, the Funds, VIA or Sub-Adviser, including without limitation provision of recommendations regarding money market or other cash-equivalent sweep vehicles for purposes of implementing a Model Portfolio’s cash allocations with respect to the Advisory Account.

(b)	In providing the Model Portfolios, Non-Discretionary Sub-Adviser shall be subject to and shall comply with, as applicable:

(i)	The Act, the rules and regulations promulgated thereunder, and any other requirement of state or federal laws, including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder, and all applicable laws in the jurisdiction where the Non-Discretionary Sub-Adviser is located or in which the Advisory Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines of the Advisory Account furnished pursuant to Section 5,

(iii)	This Agreement,

(iv)	The Funds’ policies and procedures pursuant to Rule 38a-1 under the Act,

(v)	The supervision and control of the Board, and

(vi)	Such instructions as the Board, VIA, or Sub-Adviser may reasonably communicate to Non-Discretionary Sub-Adviser.

Non-Discretionary Sub-Adviser shall immediately notify VIA and Sub-Adviser if it is unable to comply with any of the foregoing.

(c)	Non-Discretionary Sub-Adviser shall be responsible for the Model Portfolio’s compliance with the Investment Guidelines at each time that the Model Portfolio is delivered to VIA and Sub-Adviser. To the extent the Model Portfolio is not in compliance with the Investment Guidelines at the time of delivery to VIA and Sub-Adviser, Non-Discretionary Sub-Adviser shall reimburse VIA, Sub-Adviser, the Fund(s), or the Advisory Account, as applicable, for any and all direct losses, costs or damages resulting from such violation if such violation was due to the negligence of the Non-Discretionary Sub-Adviser.

(d)	If for any reason which is beyond the control of the Non-Discretionary Sub-Adviser, including market movements, contributions to or withdrawals from the Advisory Account, or a change in the nature of any investment (whether through change in business activity or credit rating), the Advisory Account ceases to comply with the Investment Guidelines, VIA and/or Sub-Adviser may request the Non-Discretionary Sub-Adviser to promptly provide, to the extent reasonably possible, a revised Model Portfolio in accordance with revised Investment Guidelines intended to assist VIA and Sub-Adviser in remedying the non- compliance.

(e)	At VIA’s or the Sub-Adviser’s reasonable request, Non-Discretionary Sub-Adviser will consult with VIA or the Sub-Adviser with respect to any investment recommendation made by it as part of a Model Portfolio utilized by VIA and Sub-Adviser in managing the Advisory Account.

(f)	To the extent another investment adviser to the Fund, on behalf of the Fund, (i) acquires any security in reliance on Rule 10f-3 under the Act; (ii) acquires any security in reliance on Rule 12d3-1 under the Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the Act (including in connection with a Rule 17e-1 transaction), and the Non-Discretionary Sub-Adviser (or its affiliated person) is causing the need for the acquisition or transaction to rely on such Rule, the Non-Discretionary Sub-Adviser will not consult with the other investment adviser with respect to transactions of the Fund in securities or other assets.

(g)	Upon reasonable request, the Non-Discretionary Sub-Adviser shall provide Sub-Adviser and/or VIA, as applicable, with information in its possession relating to securities holdings in the Model Portfolios to assist in the determination of the values of portfolio securities held by the Advisory Account.

5.	Investment Guidelines. With respect to each Model Portfolio, Sub-Adviser and/or VIA shall provide the Non-Discretionary Sub-Adviser with a statement of the investment objectives and policies of the Advisory Account and any specific investment restrictions applicable thereto, including without limitation any applicable investment restrictions and guidelines set forth in the then current Prospectus and Statement of Additional Information of the Funds (“Fund Disclosure Documents”) or other documents and instructions provided by VIA, as amended from time to time (the “Investment Guidelines”). VIA retains the right, on written notice to the Non-Discretionary Sub-Adviser reasonably in advance, to modify the Investment Guidelines at any time and the Non-Discretionary Sub-Adviser shall comply with the amended Investment Guidelines in accordance with the timelines established for such change, provided, however, that if the Non-Discretionary Sub-Adviser is not able to reasonably comply with the Investment Guidelines so modified by VIA, after reasonable attempts to cause VIA to revise modified Investment Guidelines in a manner that would allow the Non-Discretionary Sub-Adviser to reasonably comply with them, it shall be permitted to terminate this Agreement prior to such modifications taking effect. For the avoidance of doubt, the Non-Discretionary Sub-Adviser shall not be responsible for reviewing or ensuring compliance with any investment objectives, policies or specific investment restrictions stated or disclosed in the Fund Disclosure Documents that have not been reflected in the Investment Guidelines provided to it by Sub-Adviser and/or VIA.

6.	Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)	Exercise of Voting Rights. The Non-Discretionary Sub-Adviser will not be required to take any action or provide any recommendations with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Advisory Account.

(b)	Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Advisory Account or to advise or take any action with respect to any litigation shall remain with VIA, and the Non-Discretionary Sub-Adviser shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of VIA, Sub-Adviser, the Funds or the Advisory Account. However, upon reasonable request, the Non-Discretionary Sub-Adviser may provide information in its possession that VIA, Sub-Adviser, a Fund or the Advisory Account, as applicable, may need for purposes of its participation in such legal actions or matters.

7.	Reports and Records.

(a)	The Non-Discretionary Sub-Adviser shall:

(i)	Maintain, keep current and preserve any records that are required to be maintained under applicable laws and regulations, including the Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and any other applicable federal or state law relating to the services it provides hereunder.

(ii)	Provide, upon reasonable request, information that is complete and accurate in all material respects, and is within the reasonable control of the Non-Discretionary Sub-Adviser, regarding the Model Portfolio, and as is necessary to assess the Non-Discretionary Sub-Adviser and otherwise to comply with Relevant Law.

(iii)	Continually monitor each Model Portfolio and provide updates or changes thereto as deemed appropriate by it, and confer with VIA or the Sub-Adviser as VIA or the Sub-Adviser may reasonably request regarding the Model Portfolio.

(iv)	Provide VIA or the Sub-Adviser with such periodic reports concerning the Model Portfolio as VIA or the Sub-Adviser may from time to time reasonably request.

(v)	With the consent of VIA, or as required by law upon notice to VIA, give any information and assistance and make available any records relating to the Model Portfolio reasonably required by the auditors of the Fund, or to the SEC or any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)	Upon reasonable request, promptly provide to VIA any other information required by Investment Company to fulfill Investment Company’s obligations under its Declaration of Trust or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by VIA, promptly provide the information reasonably required by VIA and/or Investment Company to fulfill its obligations.

(vii)	Provide information and records relating to the Model Portfolios being provided pursuant to this Agreement whenever reasonably requested by VIA or the Sub-Adviser to any person duly authorized by VIA or the Sub-Adviser.

(viii)	Within ten (10) business days of each calendar quarter end, the Non-Discretionary Sub-Adviser’s compliance officer shall complete and deliver a compliance questionnaire to VIA and/or the Sub-Adviser (and the Sub-Adviser shall provide any such questionnaire to VIA), certifying that no material breaches of any applicable policy or procedures have occurred in relation to the Model Portfolio.

(b)	The Sub-Adviser shall maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time).

8.	Fees for Services. The compensation of the Non-Discretionary Sub-Adviser for its services under this Agreement shall be paid by VIA, acting as manager for Investment Company, in accordance with Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). The Non-Discretionary Sub-Adviser agrees to look solely to VIA for payment of amounts payable to the Non-Discretionary Sub-Adviser hereunder. The Non-Discretionary Sub-Adviser shall disclose to VIA any monetary benefit, fee or commission received by it or any affiliate in relation to the provision of the Model Portfolios pursuant to this Agreement.

9.	Other Investment Activities of the Non-Discretionary Sub-Adviser. VIA and the Sub-Adviser acknowledge that the Non-Discretionary Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, VIA and the Sub-Adviser agree that the Non-Discretionary Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts that may differ from advice given in the form of or with respect to the Model Portfolios, provided that the Non-Discretionary Sub-Adviser acts in good faith, and provided, further, that it is the Non-Discretionary Sub-Adviser’s policy to recommend, within its reasonable discretion, investment opportunities for the Model Portfolios over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the Investment Guidelines applicable to the Model Portfolios. VIA and the Sub-Adviser acknowledge that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments that are included in the Model Portfolios and that VIA and the Sub-Adviser may acquire for the Advisory Account. The Non-Discretionary Sub-Adviser shall have no obligation to recommend in its Model Portfolios a position in any investment which any Affiliated Account may acquire, and VIA and the Sub-Adviser shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Advisory Account or otherwise.

10.	Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit D sets forth those persons who are authorized to: (a) execute this Agreement and any amendments to the Agreement; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

11.	Limitation of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the Non-Discretionary Sub-Adviser, neither the Non-Discretionary Sub-Adviser nor any of its directors, officers, agents or employees shall be subject to liability to VIA, the Sub-Adviser, the Investment Company, or any shareholder of the Investment Company for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering non-discretionary model portfolio services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by the Fund.

(b)	Notwithstanding Section 11(a), to the extent that VIA or the Sub-Adviser is subject to any claims, suits, controversies, judgments, losses, awards or settlements (including without limitation, reasonable attorneys’ fees) (collectively, a “Liability”) caused by, arising out of or attributable to (i) any failure of the Non-Discretionary Sub-Adviser to fulfill any of its obligations under this Agreement, (ii) a breach by the Non-Discretionary Sub-Adviser of any representation, warranty or covenant in this Agreement, or (iii) any negligence, willful misconduct or violation of or non-compliance with law on the part of the Non-Discretionary Sub-Adviser relating to the performance of or failure to perform any of its duties and obligations under this Agreement, the Non-Discretionary Sub-Adviser shall indemnify VIA or the Sub-Adviser, as applicable, and each of its affiliates, officers, directors, agents and employees for such Liability.

(c)	To the extent that the Non-Discretionary Sub-Adviser is subject to a Liability caused by, arising out of or attributable to (i) any failure of the Sub-Adviser to fulfill any of its obligations under this Agreement or under the agreement between the Sub-Adviser and VIA, (ii) a breach by the Sub-Adviser of any representation, warranty or covenant in this Agreement, (iii) any negligence, willful misconduct or violation of or non-compliance with law on the part of the Sub-Adviser relating to the performance of or failure to perform its discretionary investment management services with respect to the Funds or its duties and obligations under this Agreement, or (iv) the Sub-Adviser’s deviation from the Model Portfolios in managing the Advisory Account, the Sub-Adviser shall indemnify the Non-Discretionary Sub-Adviser and each of its affiliates, officers, directors, agents and employees for such Liability.

(d)	To the extent that the Non-Discretionary Sub-Adviser is subject to a Liability caused by, arising out of or attributable to (i) any failure of VIA to fulfill any of its obligations under this Agreement or under the agreement between the Sub-Adviser and VIA, (ii) a breach by VIA of any representation, warranty or covenant in this Agreement, (iii) any negligence, willful misconduct or violation of or non-compliance with law on the part of VIA relating to the performance of or failure to perform its discretionary investment management services with respect to the Funds or its duties and obligations under this Agreement, (iv) VIA’s deviation, or VIA’s instructions to the Sub-Adviser to deviate, from the Model Portfolios in managing the Advisory Account, or (v) any action or failure to act by the Investment Company or a Fund, VIA shall indemnify the Non-Discretionary Sub-Adviser and each of its affiliates, officers, directors, agents and employees for such Liability.

(e)	No party hereto shall bear any liability to the other parties for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

(f)	A party seeking indemnification hereunder (“Indemnified Party”) will not, without the prior written consent of the party from whom indemnification is sought (the “Indemnifying Party”), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnifying Party is an actual or potential party to such claim, action, suit or proceeding).

(g)	Each party shall promptly notify the other party of any action commenced against it for which indemnification may be sought hereunder, but a party’s failure to so notify the other party shall not relieve the party from any liability which it may have otherwise than on account of this indemnification agreement. If the Indemnifying Party so elects, the Indemnifying Party will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and disbursements of such counsel, and the Indemnifying Party shall not thereafter be liable to the Indemnified Party for any additional expenses. In the event, however, such counsel has a conflict of interest or if the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Indemnifying Party assumes, the Indemnified Party will have the right to participate in such litigation and to retain counsel at its own expense.

(h)	The provisions of this Section 11 shall survive any expiration or termination of this Agreement.

12.	Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Non-Discretionary Sub-Adviser understands that the holdings, performance or any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by VIA or the Sub-Adviser as the Fund’s agent in their discretion, including with respect to VIA’s or the Sub-Adviser’s investment advisory services to the Fund. VIA and the Sub-Adviser agree to treat the Model Portfolios delivered by the Non-Discretionary Sub-Adviser as Confidential Information and agree not to disclose or redistribute the Model Portfolios without the Non-Discretionary Sub-Adviser’s prior written consent to such disclosure or redistribution. The Non-Discretionary Sub-Adviser understands and agrees that the confidentiality obligations contained in this Section 12 will in no way limit or restrict VIA’s, the Sub-Adviser’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account.

Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but in any event using a reasonable standard of care, to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

No party will make use of any Confidential Information except as expressly authorized in this Agreement or as needed to perform its duties and obligations hereunder, or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, if applicable, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

13.	Assignment/Change in Ownership. This Agreement shall terminate automatically in the event that it is assigned by any party.

The Non-Discretionary Sub-Adviser shall notify VIA and the Sub-Adviser in writing: (1) of any proposed change in ownership of the Non-Discretionary Sub-Adviser and whether that change in ownership may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of the Non-Discretionary Sub-Adviser; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If the Non-Discretionary Sub-Adviser determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, the Non-Discretionary Sub-Adviser shall provide VIA and the Sub-Adviser, at the Non-Discretionary Sub-Adviser’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If the Non-Discretionary Sub-Adviser would not otherwise obtain a Legal Opinion, VIA or the Sub-Adviser may, in its sole discretion, determine that the Non-Discretionary Sub-Adviser may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable VIA to review the Legal Opinion or legal memorandum and, if required, take the steps necessary to consider a new Agreement with the Non-Discretionary Sub-Adviser, including seeking the approval of the Board as required pursuant to the Act, and create, file and deliver a supplement to the Fund Disclosure Documents. As an affiliate of the Non-Discretionary Sub-Adviser, the Sub-Adviser agrees to: (a) bear the reasonable expenses of supplementing the Fund Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by the Non-Discretionary Sub-Adviser or change in control of the Non-Discretionary Sub-Adviser as VIA reasonably deems necessary; (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called as a result of the Non-Discretionary Sub-Adviser not providing sufficient notice for the consideration by the Board of a new Agreement at a regularly scheduled meeting; (c) bear the reasonable expenses of a proxy solicitation and special shareholder meeting to approve a new Agreement, if required; and (d) bear the reasonable legal expenses associated with the foregoing, including expenses of Fund counsel and counsel to the independent trustees of the Board.

14.	Representations, Warranties and Agreements of VIA. VIA represents, warrants and agrees that:

(a)	The Non-Discretionary Sub-Adviser has been duly appointed by the Investment Company Board to provide non-discretionary model portfolio services to the Advisory Account as contemplated hereby.

(b)	The organization of the Investment Company complies with the requirements imposed upon the Investment Company by Relevant Law.

(c)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach which may affect the Non-Discretionary Sub-Adviser or any of its Model Portfolios in VIA’s possession.

(d)	It has received Part 2A of the Non-Discretionary Sub-Adviser’s Form ADV, if any, on or before its execution of this Agreement.

(e)	It will deliver to the Non-Discretionary Sub-Adviser a true and complete copy of any information as is necessary for the Non-Discretionary Sub-Adviser to carry out its obligations under this Agreement.

(f)	Its provision of services to the Investment Company, the Funds and the Advisory Account utilizing the Model Portfolios provided by the Non-Discretionary Sub-Adviser hereunder is compliant with and does not constitute a material breach or violation of or default under (A) any agreement by which VIA is bound, or (B) any federal or state statutes, rules or regulations or order, law, statute, rule or regulation of any court, government agency or self-regulatory organization applicable to VIA, its affiliates, or any of their respective property or assets; for purposes of this provision, a breach, violation, or default is material if it would result in any adverse change in VIA’s condition, financial or otherwise, or business prospects that would have a material adverse effect on VIA’s power, authority or ability to perform its obligations under this Agreement.

(g)	There is no action, suit or proceeding, not otherwise disclosed to the Non-Discretionary Sub-Adviser before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, now pending, or, to the knowledge of VIA, threatened against or affecting VIA, the Investment Company, the Funds or the Advisory Account which is reasonably expected to (A) materially and adversely change their respective investment management services or businesses; or (B) materially and adversely affect their ability to comply with this Agreement.

(h)	The representations, warranties and covenants made herein shall, except as expressly stated otherwise, be deemed continuing and if, at any time during the term of this Agreement, any event occurs which would make or tend to make any of the representations, warranties and covenants specified herein not true or materially inaccurate, incomplete or misleading, VIA will promptly notify the Non-Discretionary Sub-Adviser thereof in writing.

15.	Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Non-Discretionary Sub-Adviser of any cybersecurity breach which may affect Non-Discretionary Sub-Adviser or any of its Model Portfolios in the Sub-Adviser’s possession.

(b)	It has received Part 2A of the Non-Discretionary Sub-Adviser’s Form ADV, if any, on or before its execution of this Agreement.

(c)	It will ensure that the Investment Guidelines provided to the Non-Discretionary Sub-Adviser for use in designing and maintaining the Model Portfolios include all of the relevant investment guidelines, restrictions and criteria reflected in the Fund Disclosure Documents most recently filed with the SEC as well as any updates thereto and such other documents or instruments governing the investments of the Advisory Account, and shall provide the Non-Discretionary Sub-Adviser with such other information as is necessary for the Non-Discretionary Sub-Adviser to be able to effectively carry out its obligations under this Agreement.

(d)	Its provision of services to VIA, the Investment Company, the Funds and the Advisory Account utilizing the Model Portfolios provided by the Non-Discretionary Sub-Adviser hereunder is fully compliant with and does not constitute a material breach or violation of or default under (A) any agreement by which the Sub-Adviser is bound, or (B) any federal or state statutes, rules or regulations or order, law, statute, rule or regulation of any court, government agency or self-regulatory organization applicable to the Sub-Adviser, its affiliates, or any of their respective property or assets; for purposes of this provision, a breach, violation, or default is material if it would result in any adverse change in the Sub-Adviser’s condition, financial or otherwise, or business prospects that would have a material adverse effect on the Sub-Adviser’s power, authority or ability to perform its obligations under this Agreement.

(e)	There is no action, suit or proceeding, not otherwise disclosed to the Non-Discretionary Sub-Adviser before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, now pending, or, to the knowledge of the Sub-Adviser, threatened against or affecting the Sub-Adviser which is reasonably expected to (A) materially and adversely change the Sub-Adviser’s investment management services business; or (B) materially and adversely affect the Sub-Adviser’s ability to comply with this Agreement.

(f)	The representations, warranties and covenants made herein shall, except as expressly stated otherwise, be deemed continuing and if, at any time during the term of this Agreement, any event occurs which would make or tend to make any of the representations, warranties and covenants specified herein not true or materially inaccurate, incomplete or misleading, the Sub-Adviser will promptly notify the Non-Discretionary Sub-Adviser thereof in writing.

16.	Representations, Warranties and Agreements of the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Advisers Act.

(b)	It has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to the Investment Company a copy of the code of ethics, and such reports as requested by the Investment Company with respect to the code of ethics, including but not limited to: (i) certifying on a quarterly basis that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements under Rule 17j-1 during the previous quarter, or if not, explain what the Non-Discretionary Sub-Adviser has done to seek to ensure such compliance in the future; and (ii) furnishing on a quarterly basis a certificate in a form reasonably agreed between the Investment Company CCO and the Non-Discretionary Sub-Adviser, which will address the requirements of Rule 17j-1 and Rule 38a-1 under the Act, concerning the Non-Discretionary Sub-Adviser’s code of ethics and compliance program. The Non-Discretionary Sub-Adviser shall notify the Investment Company CCO and the VIA Chief Compliance Officer promptly of any material violation of the Non-Discretionary Sub-Adviser’s code of ethics involving a Fund. Upon reasonable request of the Board or the Investment Company CCO on behalf of the Funds, or VIA, with respect to violations of the Non-Discretionary Sub-Adviser’s code of ethics involving a Fund, the Non-Discretionary Sub-Adviser will permit representatives of the Investment Company, including the Investment Company CCO, and VIA to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Non-Discretionary Sub-Adviser’s code of ethics. The Non-Discretionary Sub-Adviser will provide such additional information regarding violations of its code of ethics as the Board or the Investment Company CCO on behalf of the Funds, or VIA may reasonably request in order to assess the functioning of the Non-Discretionary Sub-Adviser’s code of ethics or any harm caused to a Fund from a violation of the Non-Discretionary Sub-Adviser’s code of ethics. Further, the Non-Discretionary Sub-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Non-Discretionary Sub-Adviser and its employees.

(c)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Non-Discretionary Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act as well as policies and procedures reasonably designed to prevent violations by Money Manager and its supervised persons of any other laws and regulations applicable to its provision of services hereunder.. The Non-Discretionary Sub-Adviser will promptly notify the Investment Company CCO and the VIA Chief Compliance Officer upon detection of any material violations of the Non-Discretionary Sub-Adviser’s compliance policies and procedures that relate to its activities or duties hereunder.

(d)	If the Non-Discretionary Sub-Adviser is a partnership, it will notify VIA of any changes in the membership of its partnership within a reasonable time after such change.

(e)	Its provision of services hereunder is compliant with and does not constitute a material breach or violation of or default under (A) any agreement by which Non-Discretionary Sub-Adviser is bound, or (B) any federal or state statutes, rules or regulations or order, law, statute, rule or regulation of any court, government agency or self-regulatory organization applicable to the Non-Discretionary Sub-Adviser, its affiliates, or any of their respective property or assets; for purposes of this provision, a breach, violation, or default is material if it would result in any adverse change in Non-Discretionary Sub-Adviser’s condition, financial or otherwise, or business prospects that would have a material adverse effect on Non-Discretionary Sub-Adviser’s power, authority or ability to perform its obligations under this Agreement.

(f)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(g)	It maintains insurance coverage in an appropriate amount and shall upon request provide to VIA any information it may reasonably require concerning the amount of or scope of such insurance.

(h)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify VIA or the Sub-Adviser, as applicable, of any cybersecurity breach which may affect, VIA, the Sub-Adviser, the Investment Company, or the Non-Discretionary Sub-Adviser's duties under this Agreement.

(i)	It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Agreement and resume the performance of its obligations as soon as reasonably possible.

(j)	The delivery of the Model Portfolio will be fair and equitable to VIA and the Sub-Adviser relative to the Non-Discretionary Sub-Adviser’s other clients following the same investment strategy as the Model Portfolios. Delivery of each Model Portfolio, along with any updates thereto, will be done in accordance with the Non-Discretionary Sub-Adviser’s Trade Communication Policy, as amended from time to time, a copy of which will be provided to VIA and/or the Sub-Adviser upon request.

(k)	There is no action, suit or proceeding, not otherwise disclosed to VIA and the Sub-Adviser before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, now pending, or, to the knowledge of the Non-Discretionary Sub-Adviser, threatened against or affecting the Non-Discretionary Sub-Adviser which is reasonably expected to (A) materially and adversely change the Non-Discretionary Sub-Adviser’s investment management services business; or (B) materially and adversely affect the Non-Discretionary Sub-Adviser’s ability to comply with this Agreement.

(l)	The representations, warranties and covenants made herein shall, except as expressly stated otherwise, be deemed continuing and if, at any time during the term of this Agreement, any event occurs which would make or tend to make any of the representations, warranties and covenants specified herein not true or materially inaccurate, incomplete or misleading, the Non-Discretionary Sub-Adviser will promptly notify VIA and the Sub-Adviser thereof in writing.

17.	Marketing Materials and Use of Name.

(a)	The Non-Discretionary Sub-Adviser acknowledges that VIA and the Investment Company may use the Non-Discretionary Sub-Adviser’s or its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“Non-Discretionary Sub-Adviser Property”) only: (1) to identify the Non-Discretionary Sub-Adviser as a non-discretionary sub-adviser to the Investment Company, as required by law or governmental regulations; (2) in marketing materials for the Investment Company, provided that such use is limited to: (a) identifying the Non-Discretionary Sub-Adviser and the services performed for the Investment Company by the Non-Discretionary Sub-Adviser; and (b) providing biographical information about the Non-Discretionary Sub-Adviser that is accurately derived from information provided by or made public by the Non-Discretionary Sub-Adviser or its affiliates. Any other use of the Non-Discretionary Sub-Adviser Property must be expressly pre-approved in writing by the Non-Discretionary Sub-Adviser. Any change in any approved use of Non-Discretionary Sub-Adviser Property requires prior approval in writing by the Non-Discretionary Sub-Adviser. The Non-Discretionary Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, the Sub-Adviser, the Investment Company, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Investment Company, VIA and/or the Sub-Adviser, as applicable.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

18.	Section 13F/G Reporting. VIA and the Sub-Adviser agree that either VIA or the Sub-Adviser will exercise “investment discretion” over the Advisory Account within the meaning of Section 13(f) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); either VIA or the Sub-Adviser, as applicable, shall be solely responsible for filing any required reports with the Securities and Exchange Commission pursuant to Section 13(f), 13(g) and 13(h) of the Exchange Act and the rules and regulations thereunder with respect to the Advisory Account holding of securities in accordance with a Model Portfolio; and the Non-Discretionary Sub-Adviser shall not have any obligation to file or monitor the filing of any such Section 13 reports.

19.	Amendment. This Agreement may be amended at any time, but only by written agreement between each of VIA, the Sub-Adviser and the Non-Discretionary Sub-Adviser, which amendment, other than amendments to Exhibit B, D, and E, must be approved by the Board in the manner required under the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of VIA to the Non-Discretionary Sub-Adviser.

20.	Effective Date; Term. This Agreement shall become effective on the date first written above and shall continue in effect for a two year period. Thereafter, the Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the Act.

21.	Termination.

(a)	This Agreement may be terminated with respect to a Fund without the payment of any penalty:

(i)	At any time by VIA or the Investment Company upon written notice to the other parties to this Agreement;

(ii)	By the Sub-Adviser upon ninety (90) days’ advance written notice to VIA and the Non-Discretionary Sub-Adviser;

(iii)	By the Non-Discretionary Sub-Adviser upon ninety (90) days’ advance written notice to VIA and the Sub-Adviser; and

(iv)	Immediately upon termination of the Management Agreement between VIA and the Investment Company with respect to the Fund or termination of the Discretionary Sub-Management Agreement between VIA and the Sub-Adviser with respect to the Funds; provided, however, that the Sub-Adviser shall promptly notify the Non-Discretionary Sub-Adviser of either of such terminations.

(b)	Termination of this Agreement does not affect any:

(i)	Claims by the Non-Discretionary Sub-Adviser in respect of accrued Model Portfolio fees (as provided for in Exhibit C hereto) in respect of the period prior to termination; or

(ii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Agreement, the Non-Discretionary Sub-Adviser shall:

Notify VIA of any fees, charges and expenses due the Non-Discretionary Sub-Adviser through the termination date; and

To the extent the Non-Discretionary Sub-Adviser is in possession of any records with respect to the Advisory Account, deliver to VIA copies of all such records which may be reasonably requested by VIA.

(d)	As stated in Section 13 above, this Agreement will terminate automatically upon assignment by any party.

22.	Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Delaware excluding the laws relating to conflicts of laws.

23.	No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

24.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

25.	Severance. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

26.	Third-Party Beneficiaries. The only parties to this Agreement are VIA, the Sub-Adviser and the Non-Discretionary Sub-Adviser, and VIA, the Sub-Adviser and the Investment Company are the only beneficiaries of the Non-Discretionary Sub-Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

27.	Counterparts. This Agreement may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

28.	Notices.

The Non-Discretionary Sub-Adviser shall notify VIA and the Sub-Adviser, as applicable, promptly of any instruction given to it pursuant to the terms of this Agreement (including the

Investment Guidelines) that has not been complied with or of any Relevant Law that has not been complied with if such non-compliance with Relevant Law has a material impact on the Non-Discretionary Sub-Adviser’s ability to perform its duties and obligations hereunder;

(i)	Notify VIA and the Sub-Adviser immediately of any event having a significant adverse effect on the financial position of the Model Portfolio in accordance with the requirements specified in the Investment Guidelines, with such particulars as VIA or the Sub-Adviser may reasonably require; and

(b)	Any notice given under this Agreement shall be in writing and shall be sent to the address or email address as set out in Exhibit E or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party's address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day that is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

29.	Limitation of Liability. The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agree that obligations assumed by the Investment Company pursuant to this Agreement shall be limited in all cases to the Investment Company and its assets, and if the liability relates to one or more Fund(s), the obligations hereunder shall be limited to the respective assets of the Fund(s). The Non-Discretionary Sub-Adviser, VIA and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Investment Company. The execution and delivery of this Agreement by officers of VIA and the Sub-Adviser, acting as such, shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.

The parties have caused this Agreement to be executed as of the day and year first written above.

ClearBridge Investments, LLC		Venerable Investment Advisers, LLC

BY:		BY:

NAME:		NAME:	Michal Levy

TITLE:		TITLE:	Head of VIA

Franklin Advisers, Inc.

BY:

NAME:	Nick Hooten

TITLE:	Senior Vice President

EXHIBITS:	A.	Model Portfolios and Funds That Utilize Such Model Portfolios
	B.	Records to be Maintained by the Sub-Adviser
	C.	Fees for Model Portfolio Services
	D.	Authorized Persons
	E.	Notice Information

EXHIBIT A

MODEL PORTFOLIOS AND FUNDS THAT UTILIZE SUCH MODEL PORTFOLIOS

MODEL PORTFOLIO	FUND

ClearBridge Appreciation (customized)	Venerable US Large Cap Strategic Equity Fund

ClearBridge Large Cap Growth (customized)	Venerable US Large Cap Strategic Equity Fund

EXHIBIT B

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

*1.           A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,

B.	The terms and conditions of the order, and of any modification or cancellation thereof,

C.	The time of entry or cancellation,

D.	The price at which executed,

E.	The time of receipt of report of execution, and

F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,

(b)	The Investment Management Company,

(c)	Yourself (i.e., the Sub-Adviser), and

(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).
**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C

FEES FOR MODEL PORTFOLIO SERVICES

VIA shall pay the Non-Discretionary Sub-Adviser a fee based on average daily net assets of the portion of the Fund for which the Non-Discretionary Sub-Adviser provides non-discretionary model portfolio services to VIA and the Sub-Adviser at the following annual rates:

Venerable US Large Cap Strategic Equity Fund	[ ]% on the first $[ ] in the Fund [ ]% on assets above $[ ] in the Fund

EXHIBIT D
AUTHORIZED PERSONS

Authorized Persons of VIA:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Timothy W. Brown, EVP, President
Michal Levy, SVP, Head of VIA

(b)	Amending Investment Guidelines

Michal Levy, SVP, Head of VIA

Anthony DiOstilio, Senior Portfolio Manager

Matthew Rizzo, Senior Portfolio Manager

Authorized Persons of the Sub-Adviser:

(a)	Execution and Termination of Non-Discretionary Sub-Management Agreement and Amendments:

Edward D. Perks, President

Michael P. McCarthy, Executive Vice President

Nick Hooten, Senior Vice President

(b)	Amending Investment Guidelines (in consultation with and subject to the ultimate approval of VIA):

Edward D. Perks, President

Michael P. McCarthy, Executive Vice President

Authorized Persons of the Non-Discretionary Sub-Adviser:

(a)	Execution of Non-Discretionary Sub-Management Agreement and Amendments and Acknowledgement of Termination:

Nicole Tarallo

Managing Director – Head of Client Service

ntarallo@clearbridge.com

  with a copy to:

     Jasna B. Dolgov

     General Counsel

     jdolgov@clearbridge.com

(b)	Acknowledgement of Receipt of Amended Investment Guidelines:

Nicole Tarallo

Managing Director – Head of Client Service

ntarallo@clearbridge.com

  with a copy to:

     Jasna B. Dolgov

     General Counsel

     jdolgov@clearbridge.com

EXHIBIT E

NOTICE INFORMATION

1.	VIA

Attention:	VIA General Counsel
Address:	1475 Dunwoody Drive Suite 200 West Chester, PA 19380
Email:	VIAlegal@venerable.com

2.	Sub-Adviser

Attention:	Adam Petryk
Address:	Franklin Advisers, Inc. One Franklin Parkway San Mateo CA 94403
Email:	Adam.Petryk@franklintempleton.com

3.	Non-Discretionary Sub-Adviser

Attention:	Jasna B. Dolgov, Esq.

Address:	ClearBridge Investments, LLC One Madison Avenue New York, NY 10010
Email:	jdolgov@clearbridge.com